Exhibit 99


Release Date:                                            Further Information:

IMMEDIATE RELEASE                                        David J. Bursic
October 16, 2006                                         President and CEO
                                                                 or
                                                         Pamela M. Tracy
                                                         Investor Relations
                                                         Phone: 412/364-1913


                   WVS FINANCIAL CORP. ANNOUNCES FIRST QUARTER
                        EARNINGS PER SHARE AND NET INCOME


      Pittsburgh, PA -- WVS Financial Corp. (NASDAQ: WVFC), the holding company for West View Savings Bank, today reported net income of $904,000 or $0.39 per diluted share, for the three months ended September 30, 2006 as compared to net income of $608,000 or $0.25 per diluted share for the same period in 2005. The $296,000 increase in net income during the quarter was primarily attributable to a $625,000 increase in net interest income, which was partially offset by a $204,000 increase in income tax expense, a $57,000 decrease in credit provisions for loan losses, a $55,000 decrease in non-interest income and an $13,000 increase in non-interest expense. As part of its asset/liability management strategy, the Company maintained an asset sensitive financial position. An asset sensitive position may benefit earnings during a period of rising interest rates and reduce earnings during a period of declining interest rates.

      The increase in net interest income resulted from the favorable impact of higher short and intermediate term market interest rates on the Company's interest-earning assets, which more than offset higher rates paid on other short-term borrowings and time deposits. The increase in income tax expense was primarily attributable to higher levels of taxable income and a higher effective income tax rate. The decrease in non-interest income was primarily attributable to the absence of a $30,000 pre-tax gain recognized on the sale of mortgage-backed securities from the Company's portfolio during the three months ended September 30, 2005. The increase in non-interest expense was primarily attributable to increases in employee related costs, which were partially offset by decreases in other operating costs.

      WVS Financial Corp. owns 100% of the outstanding common stock of West View Savings Bank. The Savings Bank is a Pennsylvania-chartered, FDIC savings bank, which conducts business from six offices located in the North Hills suburbs of Pittsburgh, Pennsylvania.

                               --TABLES ATTACHED--
                                      # # #

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

                       WVS FINANCIAL CORP. AND SUBSIDIARY
                      SELECTED CONSOLIDATED FINANCIAL DATA
                  (Dollars in thousands except per share data)


                                                    September 30,      June 30,
                                                         2006           2006
                                                     (Unaudited)    (Unaudited)
                                                     -----------    -----------
Total assets                                            $423,183      $421,742
Investment securities held-to-maturity                   202,309       187,952
Investment securities available-for-sale                     488         8,469
Mortgage-backed securities held-to-
   maturity                                              145,857       153,461
Mortgage-backed securities available-for-
   sale                                                    2,306         2,292
Net loans receivable                                      57,224        55,702
Deposits                                                 162,660       151,713
FHLB advances: long-term                                 133,579       138,579
FHLB advances: short-term                                      0        23,150
Other borrowings                                          91,500        76,048
Equity                                                    29,728        29,418
Book value per share                                       12.81         12.60
Return on average assets                                    0.88%         0.66%
Return on average equity                                   12.35%         9.87%




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

                       WVS FINANCIAL CORP. AND SUBSIDIARY
                      SELECTED CONSOLIDATED OPERATING DATA
                      (In thousands except per share data)

                                                          Three Months Ended
                                                            September 30,
                                                            (Unaudited)
                                                     --------------------------
                                                         2006           2005
                                                     -----------    -----------
Interest income                                      $     6,118    $     4,840
Interest expense                                           4,038          3,385
                                                     -----------    -----------
Net interest income                                        2,080          1,455
Recovery for loan losses                                      (9)           (66)
                                                     -----------    -----------
Net interest income after recovery for loan losses         2,089          1,521
Non-interest income                                          152            207
Non-interest expense                                         902            889
                                                     -----------    -----------
Income before income tax expense                           1,339            839
Income taxes                                                 435            231
                                                     -----------    -----------

NET INCOME                                           $       904    $       608
                                                     ===========    ===========

EARNINGS PER SHARE:
    Basic                                            $      0.39    $      0.25
    Diluted                                          $      0.39    $      0.25

WEIGHTED AVERAGE SHARES OUTSTANDING:
    Basic                                              2,327,183      2,387,653
    Diluted                                            2,329,120      2,391,294



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